Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 1 to the Registration Statements (Forms S-3 Nos. 333-206859 and 333-206859-01) and related Prospectuses of DCT Industrial Trust Inc. and subsidiaries (the Company) and DCT Industrial Operating Partnership, LP and subsidiaries (the Partnership) for the registration of the Company’s (i) Debt Securities; (ii) Warrants; (iii) Stock Purchase Contracts; (iv) Units; (v) Common Stock; (vi) Preferred Stock; (vii) Depositary Shares; and (viii) Guarantees and the Partnership’s (i) Debt Securities; and (ii) Guarantees and to the incorporation by reference therein of our reports dated February 17, 2017, with respect to the consolidated financial statements and schedules of the Company and the Partnership, and the effectiveness of internal control over financial reporting of the Company, included in their Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

March 13, 2017